Exhibit 10.2(s)

A G R E E M E N T

THIS CONSULTING AGREEMENT is made as of the 1st day of November, 2014 between CYTEC INDUSTRIES INC., a corporation organized and existing under the laws of the state of Delaware, whose address is Five Garret Mountain Plaza, Woodland Park, New Jersey, 07424 (“CLIENT”), and David M. Drillock, whose address is 2338 Simmons Gap Road, Free Union, Va 22940 (“CONSULTANT”).

W I T N E S S E T H:

The parties hereto mutually agree as follows:

1. CLIENT hereby retains CONSULTANT on the terms and conditions hereinafter stated as consultant and advisor to CLIENT to provide CLIENT with the following services: Business Process Transformation and ERP implementation oversight reporting to the Chief Financial Officer and such related services as CLIENT may from time to time deem appropriate. CONSULTANT hereby accepts such retainer and agrees to act as such consultant and advisor. In performing services hereunder, CONSULTANT shall function as an independent contractor and not as an employee or agent of CLIENT. CONSULTANT represents that CONSULTANT is not and will not become a party to any agreement which would conflict with this Consulting Agreement in any way or which would prevent CONSULTANT from performing CONSULTANT’s obligations under this Consulting Agreement. CONSULTANT agrees to schedule CONSULTANT’s hours and devote such time to the performance of services hereunder as is necessary to perform the services requested by CLIENT. All services hereunder to be rendered by CONSULTANT shall be rendered at

CONSULTANT’s principal place of business or such places, and at such times (not to exceed a total of 5 full days per month), as CLIENT may request.

2. The term of this Consulting Agreement shall commence on November 1, 2014, and shall continue for a period of 7 months, ending May 29, 2015, unless sooner terminated by either party giving the other not less than sixty (60) days advance written notice.

3. As a retainer fee for CONSULTANT’s services hereunder, CLIENT shall pay CONSULTANT, while this Consulting Agreement is in effect, the sum of $2000 for each full day on which, at the request of CLIENT, CONSULTANT performs services hereunder. In addition, CLIENT shall reimburse CONSULTANT for such reasonable out-of-pocket traveling and living expenses (including reimbursement for economy class travel and accommodations, but excluding cost of travel between CONSULTANT’s place of business and CLIENT’s facilities located within fifty (50) miles of CONSULTANT’s place of business), as CONSULTANT shall incur while away from CONSULTANT’s principal place of business on business for, and at the request of, CLIENT, provided that (i) CONSULTANT utilizes the services of CLIENT’s designated travel agent to make CONSULTANT’s travel arrangements or (ii) CONSULTANT’s travel expenses are no more than the travel expenses CONSULTANT would have incurred if the relevant travel arrangements were made through CLIENT’s designated travel agent. Such reimbursement shall be made promptly upon receipt of CONSULTANT’s statements therefor.

4. CONSULTANT shall indemnify CLIENT, and any parent, affiliate, subsidiary, officer, director or employee of CLIENT, against any claims or losses suffered by CLIENT on account of personal injuries or death, or damage to property, resulting directly or indirectly from the performance by CONSULTANT of services under this Agreement, except to the extent such personal injuries, death or damage to property result directly from the negligence of CLIENT.

5. CONSULTANT is engaged by the CLIENT only for the purposes and to the extent set forth in this Agreement and, accordingly, nothing in this Agreement shall be considered to create the relationship of employer-employee between CLIENT and CONSULTANT. CONSULTANT shall be solely and unconditionally responsible for any and all city, state and federal income taxes, social security withholding taxes, and any other self-employment tax obligation relating to the income which CONSULTANT may derive from this Agreement. CLIENT and CONSULTANT shall report any and all payments made by CLIENT pursuant to this Agreement to the appropriate governmental agencies in a manner consistent with CONSULTANT’s status as an independent contractor. CONSULTANT’s services hereunder shall not qualify for participation in any plans, arrangements or distributions by CLIENT pertaining to, or in connection with, any pension, stock, bonus, profit sharing, welfare or similar benefit plan offered by CLIENT to its employees, and CONSULTANT shall have no right or power to enter into any contract or commitment on behalf of CLIENT.

6. This Consulting Agreement shall be subject to review by the parties hereto during the sixty (60) day period immediately preceding the expiration of the term of this Consulting Agreement with a view to determining whether this Consulting Agreement shall be renewed and, if renewed, the terms and conditions of such renewal, including specifically, without limiting the generality of the foregoing, the amount of the fee to be paid and the level of consulting and advisory services that will be required. Neither party hereto shall be obligated to enter into any renewal or extension of this Consulting Agreement except upon such terms and conditions as shall be mutually agreeable to the parties hereto, all as shall be fully set forth in a formal written instrument signed by the parties hereto.

7. This Consulting Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof and may be amended only by a written instrument executed by both parties and specifically stating that it is an amendment of this Consulting Agreement.

8. EXHIBIT A, which is attached hereto, is hereby made a part of this Consulting Agreement.

9. This Consulting Agreement shall be construed in accordance with and governed by the law of the State of New Jersey.

IN WITNESS WHEREOF, this Consulting Agreement has been executed as of the date first above written.

CYTEC INDUSTRIES INC.

By	/S/ Daniel G. Darazsdi
Name: Daniel G. Darazsdi

Title: Chief Financial Officer

CONSULTANT

By:	/S/ David M. Drillock
Name David M. Drillock

S.S.No: XXX-XX-XXXX

EXHIBIT A

Attached to and constituting part of the Consulting Agreement made as of November 1, 2014, by and between Cytec Industries Inc. (“Client”) and David M. Drillock (“Consultant”).

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A. Consultant understands that in the performance of Consultant’s services hereunder Consultant may obtain knowledge of “confidential information”, as hereinafter defined, relating to the business of Client (or any of its subsidiary or affiliated companies). As used herein, “confidential information” means any information (including, without limitation, any formula, pattern, device, plan, process or compilation of information) which (i) is, or is designed to be, used in the business of Client (or any of its subsidiary or affiliated companies) or results from its or their research and/or development activities, (ii) is private or confidential in that it is not generally known or available to the public and (iii) gives Client (or any of its subsidiary or affiliated companies) an opportunity to obtain an advantage over competitors who do not know or use it. Consultant shall not, without the written consent of an officer of Client, either during the term of this Consulting Agreement or thereafter, (a) use or disclose any such confidential information outside Client (or any of its subsidiary or affiliated companies), (b) publish any article with respect thereto, or (c) except in the performance of Consultant’s services hereunder, remove or aid in the removal from the premises of Client any such confidential information or any property or material which relates thereto.

B.	(l) Consultant shall promptly disclose to Client any and all inventions, improvements, machines, appliances, processes, products, or the like (all of which are referred to herein as “inventions”) which Consultant may invent, conceive, produce, or reduce to practice, either solely or jointly with others, at any time while this Consulting Agreement is in effect which relate to Consultant’s services hereunder.

(2)     All such inventions shall at all times and for all purposes be regarded as acquired and held by Consultant in a fiduciary capacity for, and solely for the benefit of, Client.

(3)	With respect to all such inventions, Consultant shall:

(i)	treat all information with respect thereto as confidential information within the meaning of, and subject to, Paragraph A of this Exhibit;

(ii)	keep complete and accurate records thereof, which records shall be the property of Client;

(iii)	execute any application for letters patent of the United States and of any and all other countries covering such inventions, and give to

Client, its attorneys and solicitors all reasonable and requested assistance in preparing such application;

(iv)	from time to time, upon the request and at the expense of Client, but without charge for services beyond the payments herein provided for, execute all assignments or other instruments required to transfer and assign to Client (or as it may direct) all inventions, and all patents and applications for patents covering such inventions or otherwise required to protect the rights and interests of Client;

(v)	testify in any proceedings or litigation as to all such inventions; and

(vi)	in any case Client shall desire to keep secret any such invention, or shall for any reason decide not to have letters patent applied for thereon, refrain from applying for letters patent thereon.

Payments at reasonable hourly rates shall be made by Client to Consultant for time actually spent by Consultant in the foregoing activities at the request of Client, if such activities occur after termination of this Consulting Agreement.

C. In addition to the requirements of Paragraph A of this Exhibit with respect to confidential information, Consultant also agrees not to publish the results of any of Consultant’s work hereunder without giving Client at least 90-days’ prior written notice of Consultant’s intention to do so. Consultant agrees to consider any suggestions of Client in regard to such publication.

D. Any notice or request expressly provided for or permitted under this Consulting Agreement shall be in writing, shall be given either manually or by mail, telegram, telex, facsimile message, cable or other written means and shall be deemed sufficiently given if an when received by the party to be notified at its address first set forth in this Consulting Agreement or if and when mailed by registered or certified mail, postage prepaid, addressed to such party at such address. Either party may, by notice to the other, change its address for receiving such notices and requests.

E. This Consulting Agreement shall inure to the benefit of any assigns, successors in business, or nominees of Client and, except with respect to the consulting services to be performed by Consultant, shall be binding upon the heirs, executors, administrators and legal representatives of Consultant.